Exhibit 99.1

Howard Bancorp, Inc. Commences Previously Announced Rights Offering and Public Offering

ELLICOTT CITY, Md.--(BUSINESS WIRE)--May 22, 2012--Howard Bancorp, Inc. (OTCBB: HBMD) (“Howard”) announced today that it has commenced its previously announced rights offering. This offering is pursuant to an effective registration statement. Howard has commenced mailing a prospectus and other rights offering materials to its stockholders. In addition to the rights offering, Howard also announced its public offering of shares of common stock that remain unsubscribed for at the expiration of the rights offering at a price to the public of $7.30 per share.

In the rights offering, stockholders will receive one non-transferable subscription right for every share of common stock owned at 5:00 p.m., Eastern Time, on February 27, 2012, which was the record date for the rights offering. Each subscription right will entitle stockholders to purchase 0.4359 share of common stock at a subscription price of $7.30 per share. Stockholders who exercise their basic subscription right in full may also elect an over-subscription option to purchase additional shares that remain unsubscribed at the expiration of the rights offering, (subject to availability and Howard’s acceptance of the oversubscription).

The subscription rights will be exercisable until 5:00 p.m., Eastern Time, on June 18, 2012. Howard’s board of directors may extend the rights offering for additional periods ending no later than July 16, 2012 or cancel the rights offering at any time for any reason.

Howard is offering an aggregate of 1,150,891 shares of common stock in the rights offering and the public offer and, if fully subscribed, aggregate gross proceeds to Howard will be approximately $8.4 million. Howard must receive subscriptions for a minimum of $2.6 million (356,165 shares), in the aggregate, in order to complete the rights offering and the public offer. In addition, Howard has completed a private placement pursuant to which certain institutional investors, subject to certain terms and conditions, will, simultaneously with the closing of the rights offering and the public offer, purchase shares of Howard’s common stock. If the rights offering and public offer are completed, simultaneously with such closing, Howard will receive aggregate gross proceeds of between $3.8 million and $4.4 million from this private placement and issue between 517,354 and 603,699 shares of common stock to these institutional investors so that the sum of the gross proceeds from all of the offerings will be between $6.4 million at the low end and $12.8 million at the high end.

Howard intends to use the net proceeds of the offering to support both organic growth and growth by merger and from acquisition and for working capital and other general corporate purposes.

Any requests from stockholders for additional copies of the prospectus or other rights offering materials may be directed to Registrar and Transfer Company, the subscription agent for the rights offering, via telephone at (800) 368-5948 or via email at info@rtco.com.

Griffin Financial Group, LLC is acting as sales agent in connection with the public offer.

The offering of shares of common stock to the public in the public offer will be made only by means of a prospectus, copies of which may be obtained from Griffin Financial Group, LLC, via telephone at (757) 809-1401, via email at esm@go2griffin.com or via standard mail at 607 Washington Street, Reading, Pennsylvania 19601-3503.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The sale of the common stock sold in the private placement has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the holding company for Howard Bank, a Maryland trust company operating as a commercial bank, headquartered in Ellicott City, Maryland. We have five full service branches located in Ellicott City, Annapolis, Columbia, Laurel and western Ellicott City, Maryland.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020